EXHIBIT 4.4

FIRST AMENDMENT
SIGMA-ALDRICH
401(k) RETIREMENT SAVINGS PLAN
(2007 Restatement)

Sigma-Aldrich Corporation ("Sponsor") established the Sigma-Aldrich 401(k) Retirement Savings Plan ("Plan") effective December 31, 1983.

The Plan has been amended from time to time, most recently in the form of an amendment and complete restatement effective as of January 1, 2007 ("2007 Restatement").

The Sponsor now desires to amend the Plan in order to obtain a favorable determination letter from the Internal Revenue Service with respect to the 2007 Restatement.

Now therefore, the Plan is hereby amended as follows, effective January 1, 2007 (unless otherwise provided herein):

1.    The last sentence of the fifth paragraph of Section 3G5 is amended to read as follows:

Income attributable to any refund shall be determined in accordance with a method that satisfies Treas. Reg. §1.401(k)-2(b)(2)(iv) and shall include any income for the “gap period” from the end of the Plan Year until the distribution.

2.    The first sentence of the third paragraph of Section 3H5 is amended to read as follows:

The Retirement Savings Committee may, in its sole discretion, direct a refund of the Excess Aggregate Contributions and any income attributable thereto for the Plan Year for which they are excess and for the “gap period” from the end of such Plan Year until the distribution (as determined in accordance with Treas. Reg. §1.401(m)-2(b)(2)(iv)) to the extent vested and forfeit to the extent not vested.

3.    A new Section 3K is added to read as follows:

K.
Excess Salary Deferral Contributions. If a Participant has made Salary Deferral Contributions to this Plan and to other plans maintained by the Employer or any Controlled Group member in excess of $7,000 (as adjusted under Section 402(g)(5) of the Internal Revenue Code) for any calendar year, such Participant shall be deemed to have designated such amount as Excess Salary Deferral Contributions and to have requested that such excess be distributed to him from this Plan. The Retirement Savings Committee shall direct the Trustee to distribute to the Participant, no later than April 15 of the calendar year following the calendar year in which such excess was contributed, the amount of the excess and the investment income allocable thereto.

A distribution may be made during the same calendar year in which the Excess Salary Deferral Contributions were made, but only if (i) the Participant and the Plan designate the distribution as a distribution of Excess Salary Deferral Contributions, and (ii) the distribution is made after the date on which the Plan received the Excess Salary Deferral Contributions.

If, by March 1 of any year, a Participant submits a claim in writing to the Retirement Savings Committee specifying that such Participant has made Salary Deferral Contributions to this Plan and others (maintained by unrelated employers) totaling in excess of $7,000 (or such larger amount allowed under Section 402(g)(5) of the Internal Revenue Code) in the preceding calendar year, and requesting the distribution of a specified dollar amount of such Excess Salary Deferral Contributions from this Plan, the Retirement Savings Committee shall direct the Trustee to distribute to that Participant, no later than April 15 of the calendar year of receipt of the claim, the amount specified in the claim and the investment income allocable thereto.

Any distribution of Excess Salary Deferral Contributions shall be adjusted for income or loss for the calendar year for which they are excess and for income or loss for the “gap period” from the end of such calendar year until distributed.

4.    Effective January 1, 2007, the last sentence of Section 14A1 is hereby amended to read as follows:

In the case of a distribution made for a reason other than severance from employment, death or Disability, this provision shall be applied by substituting “five year period” for “one year period”.

In Witness Whereof, the Sponsor has adopted the foregoing First Amendment this 20th day of March, 2009.

SIGMA-ALDRICH CORPORATION

By: /s/ Douglas W. Rau

Name: Douglas W. Rau

Title: Vice President, Human Resources

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